Filed Pursuant to Rule 424(b)(5)

Registration No. 333-252278

Supplement No. 1 dated February 1, 2021 to Prospectus Supplement dated January 29, 2021

(to Prospectus dated January 25, 2021)

This Supplement No. 1 to Prospectus Supplement supplements and amends the Prospectus Supplement dated January 29, 2021, or the Unit Offering Prospectus Supplement, filed by us. This Supplement No. 1 to Prospectus Supplement should be read in conjunction with the Unit Offering Prospectus Supplement and the base prospectus dated January 25, 2021, or the Base Prospectus.

The purpose of this Supplement No. 1 to Prospectus Supplement is solely to correct an error on page S-33 of the Unit Offering Prospectus Supplement and incorporate the audited financial statements of Sundial Growers Inc. (the “Company”) as at and for the year ended December 31, 2019, ten months ended December 31, 2018, and the year ended February 28, 2018 (the “Audited Financial Statements”) into the Unit Offering Prospectus Supplement by reference to the Company’s report on Form 6-K furnished to the SEC on October 13, 2020, rather than by reference to the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2019, which was filed with the SEC on March 31, 2020. The Audited Financial Statements were correctly incorporated by reference into the Base Prospectus. The corrected page S-33 follows.

The date of this Supplement No. 1 to Prospectus Supplement is February 1, 2021

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Any information that we file or furnish later with the SEC and that is deemed incorporated by reference will also be considered to be part of this prospectus supplement and will automatically update and supersede the information in this prospectus supplement. In all cases, you should rely on the later information over different information included in this prospectus supplement. This prospectus supplement incorporates by reference the documents listed below, and any future annual reports on Form 20-F or Form 40-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC (but only to that extent that such Form 6-K states that it is incorporated by reference herein), until the offering of common shares and warrants under this prospectus supplement is terminated:

•

our annual report on Form 20-F for the fiscal year ended December 31, 2019, which was filed with the SEC on March 31, 2020, (except our audited consolidated financial statements as at and for the year ended December 31, 2019, ten months ended December 31, 2018, and the year ended February 28, 2018 included therein);

•

our report on Form 6-K furnished to the SEC on October 13, 2020, including our audited consolidated financial statements as at and for the year ended December 31, 2019, ten months ended December 31, 2018, and the year ended February 28, 2018, which have been recast to separately present discontinued operations from continuing operations to reflect the disposition of the Company’s Bridge Farm operations pursuant to the sale by Sundial UK Limited of all of the issued and outstanding shares and loan notes of Project Seed Topco Limited on June 5, 2020;

•

our report on Form 6-K furnished to the SEC on April 24, 2020 (Acc. No. 0001564590-20-018564), including our notice of 2020 annual general and special meeting of shareholders and information circulated dated April 20, 2020, for the annual general meeting and special meeting of shareholders held on May 20, 2020, which was included as part of Exhibit 99.1, but excluding Exhibit 99.2 thereto;

•

our condensed unaudited interim consolidated financial statements and notes thereto for the three months ended March 31, 2020 and 2019, which were included as Exhibit 99.1 to the report on Form  6-K furnished to the SEC on May 15, 2020 (Acc. No. 0001279569-20-000791), together with the Management Discussion and Analysis of financial condition and performance for the three months ended March 31, 2020 and 2019, which was included as Exhibit 99.2 to the report on Form 6-K furnished to the SEC on May 15, 2020 (Acc. No. 0001279569-20-000791);

•

our condensed unaudited interim consolidated financial statements and notes thereto for the three and six months ended June 30, 2020 and 2019, which were included as Exhibit 99.1 to the report on Form  6-K furnished to the SEC on August 14, 2020 (Acc. No. 0001564590-20-040125), together with the Management Discussion and Analysis of financial condition and performance for the three and six months ended June 30, 2020 and 2019, which was included as Exhibit 99.2 to the report on Form  6-K furnished to the SEC on August 14, 2020 (Acc. No. 0001564590-20-040125);

•

our condensed consolidated unaudited interim consolidated financial statements and notes to the condensed consolidated unaudited interim consolidated financial statements for the three and nine months ended September  30, 2020 and 2019, which were included as Exhibit 99.1 to the report on Form 6-K furnished to the SEC on November 12, 2020 (Acc. No. 0001564590-20-053193), together with the Management Discussion and Analysis of financial condition and performance for the three and nine months ended September 30, 2020 and 2019, which was included as Exhibit 99.2 to the report on Form 6-K furnished to the SEC on November 12, 2020 (Acc. No. 0001564590-20-053193);

•

our reports on Form 6-K furnished to the SEC on January  10, 2020, January  31, 2020, April 10, 2020, April  16, 2020, April 24, 2020 (Acc. No. 00001279569-20-000611), May  1, 2020, May 13, 2020, May 15, 2020 (Acc. No. 0001279569-20-000790), May  21, 2020, May 26, 2020, June 2, 2020, June 8, 2020, June 19, 2020, August 13, 2020 (Acc. No. 0001193125-20-219208), August 14, 2020 (Acc. No. 0001193125-20-219833), August 18, 2020 (Acc. No. 0001193125-20-223639), August 18, 2020 (Acc. No. 0001279569-20-001229), October  20, 2020, November 9, 2020, November  30, 2020, December 8, 2020, December  11, 2020, December 15, 2020, December  21, 2020, December 29, 2020,

December 30, 2020, January 6, 2021, January 11, 2021, January 12, 2021, January 19, 2021 (Acc. No. 0001193125-21-010902), January 20, 2021 and January 21, 2021; and

•	the description of our securities as set forth on Exhibit 2.4 of our annual report on Form 20-F for the fiscal year ended December 31, 2019, which was filed with the SEC on March 31, 2020.

Copies of the documents incorporated herein by reference may be obtained on request without charge from our Chief Financial Officer at #300, 919 – 11 Avenue SW Calgary, AB T2R 1P3, telephone +1 (403) 948-5227 or on our website at www.sndlgroup.com. The information on our website is not incorporated by reference into this prospectus supplement. These documents are also available through the Internet on SEDAR, which can be accessed online at www.sedar.com, and on the SEC’s Electronic Data Gathering and Retrieval System at www.sec.gov.

You should rely only on the information incorporated by reference or provided in this prospectus supplement. Neither we nor Canaccord has authorized anyone else to provide you with different information. Neither we nor Canaccord is making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of those documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus supplement.